Exhibit 10.1

SUMMARY SHEET FOR 2017 NON-EMPLOYEE DIRECTOR COMPENSATION
Schnitzer Steel Industries, Inc.

The following table sets forth the compensation for the Company’s non-employee Directors for the Board term commencing at the 2017 annual meeting of shareholders:

Annual Cash Retainer
Annual cash retainer for non-employee Directors other than the Chairman of the Board of $70,000 ($105,000 for the Lead Director) paid in arrears in four equal installments on or about March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017 (the “Installment Dates”) for the Company’s most-recently ended fiscal quarter.

Annual Deferred Stock Unit Grant
Annual grant of Deferred Stock Units to non-employee Directors other than the Chairman of the Board for the right to receive shares of the Company’s Class A Common Stock equal to the number of shares determined by dividing $120,000 by the closing market price of the Company’s Class A Common Stock on the grant date.

Chairman Fees
$300,000 annual fee for the Chairman of the Board. $15,000 annual fee for Audit Committee Chair. $15,000 annual fee for Compensation Committee Chair. $10,000 annual fee for the Nominating and Corporate Governance Chair. Chairman fees are paid in arrears in four equal installments on the Installment Dates.

All Deferred Stock Units are granted under the Company’s 1993 Stock Incentive Plan, as amended and restated as of November 2013, and are subject to the terms of such plan and the applicable Deferred Stock Units award agreements approved for issuance of Deferred Stock Units to non-employee Directors under the plan.
Non-employee Directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006.